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Writer's Direct Dial:  (212) 225-2250
E-Mail:  lsamuels@cgsh.com






                                                               April 23, 2002



Capital One Financial Corporation
2980 Fairview Park Drive
Suite 1300
Falls Church, Virginia  22042-4525

Ladies and Gentlemen:

                  We have acted as counsel to Capital One Financial Corporation (the "Company"), in connection with the Company's offering pursuant to a prospectus dated as of March 21, 2002 (the "Prospectus") as supplemented by the final prospectus supplement dated as of April 17, 2002 (the "Prospectus Supplement") of Upper DECS (the "Securities") under a senior indenture dated as of November 1, 1996, as supplemented by the First Supplemental Indenture, dated as of April 23, 2002, between the Company and BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as trustee (the "Indenture").

                  In arriving at the opinion expressed below, we have reviewed the following documents:



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                  (a)      the Prospectus;

                  (b)      the Prospectus Supplement;

                  (c) a specimen of the Securities in global form as executed by the Company; and

                  (d)      an executed copy of the Indenture.

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

                  The advice ascribed to us in the section of the Prospectus Supplement entitled "United States Federal Income Tax - Senior Notes" accurately reflects our opinion regarding the characterization of the senior notes for U.S. federal income tax purposes.

                  We are furnishing this opinion solely to you in connection with the offering of the Securities. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.




                                Very truly yours,


                                CLEARY, GOTTLIEB, STEEN & HAMILTON

                                By:  /s/ LESLIE B. SAMUELS
                                    ----------------------------------
                                         Leslie B. Samuels, a Partner



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